ARTICLES OF INCORPORATION
                                       OF
                                 UP SEDONA, INC.


KNOW ALL MEN BY THESE PRESENTS:

        I, the undersigned, have this day set my hand hereto for the purpose of forming a corporation under and pursuant to the laws of the State of Arizona, and for that purpose do hereby adopt these Articles of Incorporation:

                                    ARTICLE I

         The name of the Corporation is UP Sedona, Inc., (the "Corporation").

                                   ARTICLE II

         The name and address of the Incorporator is as follows:

                                William S. Oliver
                               2601 E. Thomas Road
                                    Suite 225
                             Phoenix, Arizona 85016

All powers, duties and responsibilities of the above Incorporator shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

                                   ARTICLE III

         The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time. The Corporation initially intends to engage in real estate investment and related activities.

                                   ARTICLE IV

         The known place of business of the Corporation shall be 2111 E. Highland, Suite 255, Phoenix, Arizona 85016.





                                   EXHIBIT 3.1

                                    ARTICLE V

         The capitalization of the Corporation shall consist of two million (2,000,000) shares of common stock without par value and one million (1,000,000) shares of preferred stock without par value. Shares of the Corporation's common stock may be issued upon such terms and conditions as shall be prescribed by the Board of Directors of the Corporation and may be issued in exchange for cash, services or anything of right or value. The judgment of the Board of Directors as to the value of property or services taken in exchange for stock, as to the determination of cash reserves and operating capital and as to the value of consideration received from time to time for the sale of stock, shall be conclusive in the absence of fraud. The stock of this Corporation shall be fully paid for when issued and shall be forever nonassessable. Each shareholder in this Corporation shall, at all shareholders' meetings, whether general or special, be entitled to one (1) vote for every share of common stock that he shall hold, except as otherwise provided in the Constitution of the State of Arizona.

         Issued and outstanding shares of preferred stock will entitle the holder thereof only to those votes, if any, which may be expressly fixed herein, and to voting rights on certain matters, and in certain circumstances, as set forth in this Article.

         Preferred stock, in preference to the common stock, will be entitled to dividends from funds or other assets legally available therefor, at the rate of 18% of corporate profits (as determined on a consistent basis by the Board of Directors of the Corporation), payable quarterly, and shall be cumulative to the extent not so timely paid. In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of the preferred stock, in preference to the common stock, will be entitled to receive such amount or amounts as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it.

         So long as any shares of preferred stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least fifty percent (50%) of the outstanding shares of the preferred stock, voting as a class, authorize by amendment of the Articles of Incorporation, any stock ranking prior in any respect to the preferred stock.

         Except as otherwise stated herein, dividends may be paid upon the common stock of the Corporation only when dividends have been paid, or funds have been set apart for the payment of dividends, on the preferred stock from the date after which dividends on the preferred stock become cumulative to the beginning of the then current dividend period, but whenever there shall have been paid or funds shall have been set apart for the payment of all such dividends upon the preferred stock, then dividends upon the common stock may be declared for payment then or thereafter out of any remaining funds or other assets legally available for such payment. After the payment of the designated dividends, and amounts payable upon dissolution or liquidation, if any, to

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which the shares of the preferred stock are expressly  entitled in preference to the common stock in accordance with the provisions herein set forth, the common stock is to receive all further such dividends and amounts.

        A consolidation, merger or amalgamation of this Corporation with or into any other corporation or corporations shall not be deemed a distribution of assets of the Corporation within the meaning of any provisions hereof.

                                   ARTICLE VI

         The holders from time to time of the capital stock of the Corporation shall have no preemptive rights whatsoever as to the capital stock then or thereafter authorized to be issued, including treasury stock.

                                   ARTICLE VII

         The number of Directors constituting the initial Board of Directors shall be one (1). The name and address of the person who is to serve as Director until the first annual meeting of Shareholders or until their successors shall be elected and qualified are as follows:

                                Victor D. Setton

                           1333 W. Broadway, Suite 550
                           Vancouver, British Columbia
                                 Canada V6H 4C1

         The minimum and maximum number of Directors that shall from time to time serve the Corporation shall be set forth in the Bylaws of the Corporation.

                                  ARTICLE VIII

         The Board of Directors of the Corporation may, from time to time, distribute on a pro rata basis to its Shareholders a portion of its assets from the capital surplus of the Corporation.

                                   ARTICLE IX

         The Board of Directors of the Corporation may, from time to time, cause the Corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the Corporation.


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
                                    ARTICLE X

         To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who is or was a director, officer, employee or agent of the Corporation against liability for monetary damages for acts or alleged acts and failures to act or alleged failures to act of such person with respect to the Corporation.

                                   ARTICLE XI

         The name and address of the initial statutory agent of the Corporation is S.A. One Ltd., an Arizona corporation, 2111 E. Highland, Suite 255, Phoenix, Arizona 85016.



         IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of December, 1996.


                                            /s/William Oliver
                                            -----------------------
                                               William Oliver


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